Exhibit 99.2
For Immediate Release	Contact: Jennifer Spaude
Phone: 507-386-3765

HickoryTech Corporation is now Enventis Corporation
NASDAQ ticker symbol to change from HTCO to ENVE

MANKATO, Minn., May 6, 2014 – HickoryTech shareholders approved a corporate name change at the company's annual meeting today, ratifying Enventis Corporation as its new corporate name. This follows the company's decision last fall to adopt Enventis as its primary service brand.  The corporate name change is effective immediately and the company will begin trading its stock as Enventis Corporation under the new NASDAQ ticker symbol "ENVE" later this week.

"Today marks another important step in our company's history and transformation as we become Enventis Corporation and soon begin trading our stock as Enventis," said John Finke, president and chief executive officer of Enventis. "Aligning both our service brand and corporate name as Enventis reflects all the services and benefits we provide as a leading, progressive communications company serving customers throughout the upper Midwest."

Enventis has transformed over its 116-year history adapting, evolving, innovating and embracing change through both organic growth and strategic acquisitions. In 2006, the company acquired Enventis, a key business-to-business acquisition, which more than doubled the reach of its fiber network. In 2009, the company acquired CP Telecom, bolstering its small and medium business services and adding an agent sales channel.  Two years ago, Enventis acquired IdeaOne, a Fargo-based business and broadband provider, adding a robust metro-based fiber network to its long-haul network.

In addition to acquisition growth, the company expanded its fiber network in 2010 by adding long-haul routes to Fargo, N.D. and Sioux Falls, S. D.  The Enventis Greater Minnesota Broadband Collaboration Project, which was completed last year, brought high-capacity fiber availability to northern Minnesota, adding nearly 500 route miles to the company's fiber footprint.  Enventis continues to invest and expand its fiber network with a focus on bringing fiber directly to business customers.  This summer, Enventis will launch its cloud services, bringing more value to business customers through its managed and hosted services.

For more information about the Enventis corporate name change, visit www.enventis.com/onename.

About Enventis (formerly HickoryTech, NASDAQ: HTCO)
Enventis (NASDAQ: ENVE) is a leading provider of advanced communication solutions including data, cloud and IT services to businesses throughout the upper Midwest.  The company also provides residential broadband services in select southern Minnesota and northwest Iowa communities.  The Enventis fiber network spans more than 4,200 route miles across Minnesota and into Iowa, North Dakota, South Dakota and Wisconsin.  The company has 520 employees with corporate headquarters located in Mankato, Minn. and a 116-year track record of stability. Learn more about Enventis at www.enventis.com.

Forward-looking Statement
 Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which Enventis operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Enventis undertakes no obligation to update any of its forward-looking statements, except as required by law.

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